UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) August 26, 2012

DELTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33772	54-125625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2291 Wood Oak Drive, Herndon, VA		20171
(Address of principal executive offices)		Zip Code

(703) 734-8606

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations.

Item 1.01    Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 26, 2012, Deltek, Inc. (“Deltek”), Project Diamond Holdings Corporation (“Parent”) and Project Diamond Merger Corp., an indirect wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the Boards of Directors of all parties to the Merger Agreement, Merger Sub will merge with and into Deltek, with Deltek continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are controlled affiliates of Thoma Bravo Fund IX, L.P. and Thoma Bravo Fund X, L.P. (collectively, the “Sponsor”).

Pursuant to the Merger Agreement, upon the closing of the Merger (the “Closing”), each outstanding share of Deltek common stock, other than shares owned by Deltek or its subsidiaries (which will be cancelled) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law, will automatically be converted into the right to receive $13.00 in cash, without interest. Each outstanding share of Class A common stock will be cancelled without consideration. Each option outstanding immediately prior to the Merger under any Company equity incentive plan, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of common stock subject to each option, cash equal to the excess, if any, of the per share merger consideration over the per share exercise price of such option. Restricted stock awards will be accelerated and will be converted, as a result of the Merger, into the right to receive an amount in cash equal to the merger consideration.

The consummation of the Merger is subject to customary closing conditions, including (i) receiving the required approval of Deltek’s stockholders, which approval was effected on August 26, 2012, by written consent of the New Mountain Stockholders (defined below) (the “Written Consent”), (ii) 20 days having elapsed since the mailing to Deltek’s stockholders of the definitive information statement with respect to such adoption of the Merger Agreement, and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement contains certain customary covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transaction to be consummated, (ii) for Deltek to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) the information statement described above related to the Merger and the Merger Agreement and to deliver it thereafter to its stockholders and (iii) for Deltek to carry on its business in the ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger.

The Merger Agreement also contains a covenant pursuant to which Deltek has agreed, subject to certain customary exceptions described below, that it will not, and will cause its representatives not to, (a) solicit, initiate knowingly, facilitate or encourage (including by providing information in a manner designed to knowingly encourage) the submission of any acquisition proposal, as further described in the Merger Agreement. The Merger Agreement contains a “fiduciary-out” provision, which provides that, if on or prior to 5:00 p.m. New York City time on September 15, 2012, Deltek or any of its representatives receives a bona fide written acquisition proposal from a third party, which was not initiated or solicited in breach of the non-solicitation provisions of the Merger Agreement, then on or prior to 11:59 p.m. New York City time on September 25, 2012, subject to payment to Parent of a termination fee and certain other conditions described below, Deltek and its representatives will be permitted to engage in negotiations or discussions with and furnish information to such third party. Deltek’s Board of Directors may only change its recommendation in response to an acquisition proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to an alternative acquisition proposal, in each case, if it determines in good faith that the acquisition proposal constitutes a superior proposal and the failure to do so would be reasonably likely to violate its fiduciary obligations under applicable law. Deltek must give Parent notice within 48 hours after receipt of any acquisition proposal and must provide three business days’ notice before changing its recommendation or terminating the Merger Agreement. During such three-business-day period, the Company shall negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the Merger Agreement so that the acquisition proposal ceases to constitute a superior proposal.

The Merger Agreement contains certain termination rights for Deltek and Parent. Upon termination of the Merger Agreement under specified circumstances, including by Deltek in order to enter into an agreement for a superior proposal, Deltek will be required to pay Parent a termination fee of $32.1 million. In certain other circumstances upon termination of the Merger Agreement by Deltek, Parent will be required to pay Deltek a reverse termination fee equal to $59.6 million (the “Reverse Termination Fee”). The Sponsor has provided a guaranty in favor of the Company pursuant to a limited guaranty dated as of August 26, 2012 (the “Limited Guaranty”), which, subject to the terms and conditions of the Limited Guaranty, guarantees the payment of 100% of Parent’s obligation to pay the Reverse Termination Fee, if applicable, pursuant to the Merger Agreement. Deltek and the Parent each also have certain specific performance rights as set forth in the Merger Agreement.

Parent and Merger Sub have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement. The Sponsor and certain co-investors have committed to purchase equity interests in Parent, at or prior to the closing of the Merger, in an amount equal to $454 million in the aggregate on the terms and subject to the conditions set forth in the equity commitment letter dated as of August 26, 2012 by investment funds affiliated with the Sponsor and certain co-investors in connection with the Merger (the “Equity Commitment Letter”).

Jefferies Finance LLC (“Jefferies”), together with Royal Bank of Canada and RBC Capital Markets (the “Lenders”) have committed to provide senior secured financing facilities in the maximum aggregate amount of $680 million (the “Financing Facilities”) on the terms and subject to the conditions set forth in a debt commitment letter (the “Debt Commitment Letter”). The Financing Facilities will consist of (i) a revolving credit facility of up to $30 million (the “Revolving Facility”), (ii) a first lien term loan facility of up to $425 million (the “First Lien Term Facility” and together with the Revolving Facility, the “First Lien Facility”) and (iii) a second lien term loan facility of $225 million. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions, including without limitation (a) a condition that, since June 30, 2012, there has been no occurrence of a Company Material Adverse Effect (as defined within the Debt Commitment Letter consistent with the Merger Agreement); (b) execution and delivery of loan documentation consistent with the terms and conditions of the Debt Commitment Letter; (c) a condition that the agent under the First Lien Facility, on behalf of the Lenders under the First Lien Facility, shall have been granted a perfected, first priority security interest in certain collateral specified in the Debt Commitment Letter, and the Company’s existing debt shall be terminated and all liens or security interests related thereto shall have been terminated or released, other than existing indebtedness acceptable to the Lenders; (d) payment of applicable fees and expenses; (e) receipt by the Merger Sub of the equity financing pursuant to the Equity Commitment Letter; (f) the consummation of the Merger in accordance with the Merger Agreement, absent any amendments, supplements or waivers to the Merger Agreement that are materially adverse to the Lenders; (g) receipt of certain financial information of the Company; (h) the accuracy of certain specified representations and warranties in the Merger Agreement or made pursuant to the Debt Commitment Letter; (i) delivery of certain customary closing documents and (j) the Lenders shall have been given the opportunity to syndicate the Financing Facilities for 15 consecutive business days in accordance with the terms of the Debt Commitment Letter. The commitment by the Lenders to provide the Financing Facilities will expire upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, (iii) the Company entering into a definitive agreement or transaction that is an alternative to the Merger and (iv) 120 days from the date of the Debt Commitment Letter.

The Merger Agreement also contains a covenant pursuant to which Parent and the surviving corporation must indemnify and hold harmless the current and former officers, directors and employees of Deltek and its subsidiaries for a period of six years following the closing of the Merger for all liabilities or claims related to their service or employment with Deltek or its subsidiaries occurring prior to the closing of the Merger. This covenant further requires Deltek to keep in place for a period of six years Deltek’s directors and officers liability and fiduciary liability insurance policies in effect at the closing, or purchase a “tail policy” offering similar coverage.

The foregoing description of the Merger Agreement does not purport to be a complete description and is qualified in its entirety by reference to such agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations and warranties of Deltek contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain disclosures made to Parent and Merger Sub not reflected in the text of the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Deltek, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts (such disclosures include information that has been included in Deltek’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement (except for the right of holders of common stock of Deltek to receive the merger consideration from and after the consummation of the Merger) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Deltek or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Deltek’s public disclosures.

Written Consent and Voting Agreement

In connection with the execution of the Merger Agreement, Deltek entered into a written consent and voting agreement (the “Voting Agreement”) with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., and Allegheny New Mountain Partners, L.P. (collectively, the “New Mountain Stockholders”) and Parent. Under the Voting Agreement the New Mountain Stockholders agreed to execute and deliver to the Company the Written Consent and, during the term of the Voting Agreement but subject to certain limitations set forth therein, to vote all of their shares against any action or agreement that the New Mountain Stockholders know is in opposition to the Merger Agreement. The New Mountain Stockholders are also subject to certain non-solicitation restrictions set forth in the Voting Agreement. The Voting Agreement terminates on the earliest of (i) the date the Merger Agreement is terminated in accordance with its terms, (ii) the Closing of the Merger, (iii) the delivery of notice by Parent of the termination of the Voting Agreement and (iv) the delivery of notice by the New Mountain Stockholders to Parent, to the extent permitted under applicable law, if the Merger Agreement is amended or waived with the prior written consent of Parent and without the prior consent of the New Mountain Stockholders if such amendment or waiver reduces the amount of the merger consideration or changes the form of the merger consideration to include or substitute therefor a form other than cash.

The foregoing description of the Voting Agreement does not purport to be a complete description and is qualified in its entirety by reference to the Voting Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements for Certain Officers

On August 26, 2012, the Board adopted the Deltek, Inc. Transactional Bonus Plan (the “Plan”). The Plan provides for the payment of bonuses to certain key executives of Deltek, upon and contingent on the occurrence of the closing of the Merger (the “Closing”), subject to the terms and conditions of the Plan. Pursuant to the Plan, a participant must remain employed with Deltek through the date of the Closing to be entitled to receive the bonus payment. Notwithstanding the foregoing, upon a participant’s termination of employment due to death or disability prior to the Closing, he or she will remain entitled to the bonus payment at Closing. Upon the payment of all amounts payable under the Plan, the Plan will terminate. Among other key executives, the named executive officers of Deltek are participants in the Plan and will be eligible to receive bonuses in the following amounts: Kevin Parker ($855,000), Michael Corkery ($264,000), Namita Dhallan ($264,000) and Garland Hall ($136,000).

Item 5.07	Submission of Matters to a Vote of Securityholders.

On August 26, 2012, the New Mountain Stockholders, the holders of 100% of Deltek’s Class A common stock, and 40,844,374 shares of Deltek’s common stock, which constitutes approximately 59.5% of the voting power of the outstanding shares of Deltek’s common stock, executed a Written Consent approving and adopting the Merger Agreement. No further approval of the stockholders of Deltek is required to adopt the Merger Agreement.

Section 7 – Regulation FD Disclosure

Item 7.01	Regulation FD Disclosure.

On August 27, 2012, Deltek issued a press release announcing that the Company had entered into the Merger Agreement. A copy of Deltek’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor Statement under U.S. Private Securities Litigation Reform Act of 1995.

This Current Report on Form 8-K and Exhibit 99.1 hereto contain forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, the risks identified and discussed under the caption “Risk Factors” in Deltek’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and the other documents Deltek files with the SEC from time to time. There will be events in the future, however, that Deltek is not able to predict accurately or control. Deltek’s actual results may differ materially from the expectations that Deltek describes in its forward-looking statements. Factors or events that could cause Deltek’s actual results to materially differ may emerge from time to time, and it is not possible for Deltek to accurately predict all of them. Any forward-looking statement made by Deltek in this Current Report on Form 8-K and Exhibit 99.1 hereto speaks only as of the date on which Deltek makes it. Deltek undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Section 9 – Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of August 26, 2012, by and among Deltek, Inc., Project Diamond Holdings Corporation and Project Diamond Merger Corp.*

Exhibit 10.1	Written Consent and Voting Agreement, dated as of August 26, 2012, by and among Project Diamond Holdings Corporation, New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners, L.P. and Deltek, Inc.

Exhibit 99.1	Press Release, dated August 27, 2012

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Deltek, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request, subject to Deltek’s right to request confidential treatment of any requested schedule or exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTEK, INC.

Date: August 27, 2012

	By:	/s/ David R. Schwiesow
Name: David R. Schwiesow Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of August 26, 2012, by and among Deltek, Inc., Project Diamond Holdings Corporation and Project Diamond Merger Corp.

Exhibit 10.1	Written Consent and Voting Agreement, dated as of August 26, 2012, by and among Project Diamond Holdings Corporation, New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners, L.P. and Deltek, Inc.

Exhibit 99.1	Press Release, dated August 27, 2012

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Deltek, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request, subject to Deltek’s right to request confidential treatment of any requested schedule or exhibit.